Exhibit 1.8

TD Securities Inc. TD Tower 66 Wellington Street West, 9th Floor Toronto, Ontario M5K 1A2

February 23, 2014

The Board of Directors
Augusta Resource Corporation
#555-999 Canada Place
Vancouver, BC, V6C 3E1

To the Board of Directors:

TD Securities Inc. (“TD Securities”) understands that HudBay Minerals Inc. (“HudBay”) has made an unsolicited offer (the “Offer”) to acquire all of the issued and outstanding common shares (the “Augusta Shares”) of Augusta Resource Corporation (“Augusta”) which HudBay and its affiliates do not already own for consideration of 0.315 common shares of HudBay per Augusta Share (the “Consideration”).  The description above is summary in nature.  The specific terms and conditions of the Offer are described in HudBay’s offer to purchase and take-over bid circular dated February 10, 2014 (the “HudBay Circular”).

Engagement of TD Securities

TD Securities was engaged by the Board of Directors of Augusta (the “Board”) pursuant to an engagement agreement dated February 12, 2014 (the “Engagement Agreement”) to assist the Board in its analysis and consideration of the Offer and the response of the Board thereto and, if requested, to prepare and deliver to the Board an opinion (the “Opinion”) as to the adequacy of the Consideration offered to holders of Augusta Shares (“Augusta Shareholders”) pursuant to the Offer, from a financial point of view, to the Augusta Shareholders other than HudBay and its affiliates.

The terms of the Engagement Agreement provide that TD Securities will receive a fee for its services, a portion of which is payable on delivery of the Opinion and a portion of which is contingent on a change of control of Augusta or certain other events, and is to be reimbursed for its reasonable out-of-pocket expenses.  Furthermore, Augusta has agreed to indemnify, among others, TD Securities in certain circumstances, against certain expenses, losses, claims, actions, suits, proceedings, damages and liabilities which may arise directly or indirectly from services performed by TD Securities in connection with the Engagement Agreement.

Subject to the terms of the Engagement Agreement, TD Securities consents to the inclusion  in the directors’ circular of Augusta regarding the Offer (the “Directors’ Circular”) of the Opinion, together with a summary thereof, in a form acceptable to TD Securities, and to the filing thereof by Augusta with the applicable Canadian securities regulatory authorities.

Credentials of TD Securities

TD Securities is a Canadian investment banking firm with operations in a broad range of investment banking activities, including corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment management and investment research.  TD Securities has participated in a significant number of transactions involving public and private companies and has extensive experience in preparing fairness and adequacy opinions.

The Opinion represents the opinion of TD Securities and its form and content have been approved by a committee of senior investment banking professionals of TD Securities, each of whom is experienced in merger, acquisition, divestiture, valuation, fairness and adequacy opinion matters.

Relationship with Interested Parties

Neither TD Securities nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) (the “Securities Act”)) of Augusta or HudBay or any of their respective associates or affiliates (collectively, the “Interested Parties”).  Neither TD Securities nor any of its affiliates is an advisor to any of the Interested Parties with respect to the Offer other than to Augusta pursuant to the Engagement Agreement.

TD Securities and its affiliates have not been engaged to provide any financial advisory services involving Augusta or any other Interested Party, have not acted as an underwriter for Augusta on any offering of equity or debt or had a material financial interest in any transaction involving Augusta during the 24-months preceding the date on which TD Securities was first contacted in respect of the Opinion.  TD Securities has participated in various securities offerings for HudBay during the 24-months preceding the date on which TD Securities was first contacted in respect of the Opinion.  The Toronto-Dominion Bank (the parent company of TD Securities) is a lender to HudBay.

TD Securities acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have and may in the future have positions in the securities of any Interested Party, and, from time to time, may have executed or may execute transactions on behalf of any Interested Party or other clients for which it may have received or may receive compensation.  As an investment dealer, TD Securities conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters with respect to the Offer, Augusta or any other Interested Party.

The fees paid to TD Securities in connection with the Engagement Agreement in respect of the conclusions reached in the Opinion are not financially material to TD Securities.  No understandings or agreements exist between TD Securities and Augusta or any other Interested Party with respect to future financial advisory or investment banking business, except that, pursuant to the Engagement Agreement, TD Securities has been granted a right to act as an investment dealer for Augusta in respect of a future offering of equity in certain circumstances.  TD Securities may in the future, in the ordinary course of its business, perform financial advisory or investment banking services for Augusta, or any other Interested Party. Toronto-Dominion Bank (the parent company of TD Securities) through one or more affiliates, may in the ordinary course of its business, provide banking services to Augusta, or any other Interested Party.

Scope of Review

In connection with the Opinion, TD Securities reviewed and relied upon (without attempting to independently verify the completeness or accuracy of) or carried out, among other things, the following:

1.	the HudBay Circular;

2.	draft of the Directors’ Circular dated February 22, 2014;

3.
audited financial statements of Augusta and management's discussion and analysis related thereto for the fiscal years ended December 31, 2011 and 2012 and audited financial statements of HudBay and management's discussion and analysis related thereto for the fiscal years ended December 31, 2011, 2012 and 2013;

4.	draft financial statements of Augusta for the fiscal year ended December 31, 2013;

5.
quarterly interim reports of Augusta including the unaudited financial statements and management’s discussion and analysis related thereto, for each of the three month periods ended March 31, June 30 and September 30, 2013;

6.	annual information forms of Augusta dated March 25, 2013, March 19, 2012, and March 29, 2011 and annual information forms of HudBay dated March 27, 2013, March 30, 2012 and March 29, 2011;

7.	Notice of Special Meeting of Augusta Shareholders and Management Proxy Circular dated September 16, 2013 for the Special Meeting of Augusta Shareholders held on October 17, 2013;

8.
Notice of Annual General and Special Meeting of Augusta Shareholders and Management Proxy Circular dated May 17, 2013 for the Annual General and Special Meeting of Augusta Shareholders held on June 20, 2013;

9.	National Instrument 43-101 Technical Report Updated Feasibility Study for the Rosemont Copper Project dated August 28, 2012;

10.	Augusta’s Shareholder Rights Plan Agreement dated April 18, 2013;

11.	Augusta management’s operating and financial model for the Rosemont Copper Project;

12.	Augusta management’s forecast of certain balance sheet items as at June 30, 2014;

13.	non-public documents relating to Augusta including operating plans, general and administrative expenses and other relevant information;

14.	various documents containing corporate and asset specific information of Augusta, including financial analysis, permitting, legal, environmental and lease information;

15.	agreements of Augusta in place with joint venture partners, offtake partners and stream financing counterparties;

16.	various research publications prepared by equity research analysts regarding Augusta, HudBay and other selected public entities considered relevant;

17.	public information relating to the business, operations, financial performance and trading history of Augusta, HudBay and other selected public entities considered relevant;

18.	public information with respect to other mining transactions of a comparable nature considered relevant;

19.
discussions with senior management of Augusta with respect to various risks involved in getting to production (including permitting and construction risks), Augusta’s long term prospects and other issues and matters deemed relevant by TD Securities;

20.	discussions with members of the Board;

21.	discussions with legal counsel to Augusta, with respect to various legal matters relating to Augusta and other matters considered relevant; and

22.
other financial, legal and operating information and materials assembled by Augusta management and such other corporate, industry, and financial market information, investigations and analyses as TD Securities considered necessary or appropriate in the circumstances.

TD Securities has not, to the best of its knowledge, been denied access by Augusta to any information requested by TD Securities.  TD Securities did not meet with the auditors of Augusta and has assumed the accuracy and fair presentation of, and relied upon, the consolidated financial statements of Augusta and the reports of the auditors thereon.

Prior Valuations

Augusta has represented to TD Securities that, among other things, it has no knowledge of any prior valuations or appraisals relating to Augusta or any affiliate or any of their respective material assets or material liabilities made in the preceding 24 months and in the possession or control of Augusta other than those which have been provided to TD Securities or, in the case of valuations or appraisals known to Augusta which it does not have within its possession or control, notice of which has not been given to TD Securities.

Assumptions and Limitations

With the Board’s acknowledgement and agreement as provided for in the Engagement Agreement, TD Securities has relied upon the accuracy, completeness and fair presentation of all data and information filed by Augusta with securities regulatory or similar authorities (including on the System for Electronic Document Analysis and Retrieval (“SEDAR”)) or provided to it by Augusta and its personnel, advisors, or otherwise, including the certificate identified below (collectively, the “Information”).  The Opinion is conditional upon such accuracy, completeness and fair presentation.  Subject to the exercise of professional judgment, and except as expressly described herein, TD Securities has not attempted to verify independently the accuracy, completeness or fair presentation of any of the Information.

With respect to the budgets, forecasts, projections or estimates provided to TD Securities and used in its analyses, TD Securities notes that projecting future results is inherently subject to uncertainty.  TD Securities has assumed, however, that such budgets, forecasts, projections and estimates were prepared using the assumptions identified therein and on bases reflecting the best currently available estimates and judgements of Augusta management as to the matters covered thereby and which, in the opinion of Augusta, are (or were at the time of preparation and continue to be) reasonable in the circumstances.  TD Securities expresses no independent view as to the reasonableness of such budgets, forecasts, projections and estimates or the assumptions on which they are based.

Senior officers of Augusta have represented to TD Securities in a certificate dated February 23, 2014, among other things, that (i) Augusta has no information or knowledge of any facts public or otherwise not specifically provided to TD Securities relating to Augusta which would reasonably be expected to affect materially the Opinion; (ii) with the exception of forecasts, projections or estimates referred to in subparagraph (iv) below, the Information as filed under Augusta’s profile on SEDAR and/or provided to TD Securities by or on behalf of Augusta or its representatives in respect of Augusta and its subsidiaries in connection with the Offer is or, in the case of historical Information was, at the date of preparation, true, complete and accurate in all material respects and did not and does not contain any untrue statement of a material fact and does not omit to state a material fact necessary to make the Information not misleading in the light of circumstances in which it was presented; (iii) to the extent that any of the Information identified in subparagraph (ii) above is historical, there have been no changes in any material facts or new material facts since the respective dates thereof which have not been disclosed to TD Securities or updated by more current information not provided to TD Securities by Augusta which would have or which would reasonably be expected to have a material effect on the Opinion and there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Augusta and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Opinion; (iv) any portions of the Information provided to TD Securities (or filed on SEDAR) which constitute forecasts, projections or estimates were prepared using the assumptions identified therein, which, in the reasonable opinion of Augusta, are (or were at the time of preparation and continue to be) reasonable in the circumstances; (v) there have been no valuations or appraisals relating to Augusta or any of its subsidiaries or any of their respective material assets or liabilities made in the preceding 24 months and in the possession or control of Augusta other than those which have been provided to TD Securities; (vi) there have been no verbal or written offers or serious negotiations for or transactions involving any material property of Augusta or any of its subsidiaries during the preceding 24 months which have not been disclosed to TD Securities.  For the purposes of paragraphs (v) and (vi), “material assets, “material liabilities” and “material property” shall include assets, liabilities and property of Augusta or its subsidiaries having a gross value greater than or equal to $5,000,000; (vii) since the dates on which the Information was provided to TD Securities, no material transaction has been entered into by Augusta or any of its subsidiaries; (viii) other than as disclosed in the Information, neither Augusta nor any of its subsidiaries has any material contingent liabilities and there are no actions, suits, claims, proceedings, investigations or inquiries pending or threatened against or affecting Augusta or any of its subsidiaries at law or in equity or before or by any federal, national, provincial, state, municipal or other governmental department, commission, bureau, board, agency or instrumentality which may, in any way, materially adversely affect Augusta or its subsidiaries; (ix) there are no agreements, undertakings, commitments or understanding (whether written or oral, formal or informal) relating to the Offer, except as have been disclosed to TD Securities; (x) the contents of any and all documents prepared in connection with the Offer by Augusta for filing with regulatory authorities or delivery or communication to securityholders of Augusta (collectively, the “Disclosure Documents”) have been, are and will be true, complete and correct in all material respects and have not and will not contain any misrepresentation (as defined in the Securities Act (Ontario)) and the Disclosure Documents have complied, comply and will comply with all requirements under applicable laws; and (xi) there is no plan or proposal of Augusta for any material change (as defined in the Securities Act (Ontario)) in the affairs of Augusta which have not been disclosed to TD Securities.

In preparing the Opinion, TD Securities has made several assumptions, including that all final or executed versions of documents will conform in all material respects to the drafts provided to TD Securities, all conditions precedent to be satisfied to complete the Offer can be satisfied, that all approvals, authorizations, consents, permissions, exemptions or orders of relevant regulatory authorities required in respect of or in connection with the Offer will be obtained, without adverse condition or qualification, that all steps or procedures being followed to implement the Offer are valid and effective, that all required documents (including the Directors’ Circular, substantially identical in all material respects to the draft dated February 22, 2014) will be distributed to the Augusta Shareholders in accordance with applicable laws, and that the disclosure in such documents will be accurate in all material respects and will comply, in all material respects, with the requirements of all applicable laws.  In its analysis in connection with the preparation of the Opinion, TD Securities made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of TD Securities or Augusta.

The Opinion has been provided for the use of the Board and is not intended to be, and does not constitute, a recommendation that Augusta Shareholders tender or not tender their Augusta Shares to the Offer.  The Opinion must not be used or published without the express prior written consent of TD Securities, provided that TD Securities consents to the inclusion of the Opinion in the Directors’ Circular. The Opinion does not address the relative merits of the Offer as compared to other transactions or business strategies that might be available to Augusta.  In considering the adequacy of the Consideration offered to Augusta Shareholders pursuant to the Offer, from a financial point of view, TD Securities considered the Offer from the perspective of Augusta Shareholders generally (other than HudBay and its affiliates) and did not consider the specific circumstances of any particular Augusta Shareholder, including with regard to income tax considerations.  The Opinion is rendered as of February 23, 2014, on the basis of securities markets, economic and general business and financial conditions prevailing on that date and the condition and prospects, financial and otherwise, of Augusta and its subsidiaries as they were reflected in the Information provided to TD Securities.  Any changes therein may affect the Opinion and, although TD Securities reserves the right to change or withdraw the Opinion in such event, it disclaims any undertaking or obligation to advise any person of any such change that may come to its attention, or to update, change or withdraw the Opinion after such date.  TD Securities has not undertaken an independent evaluation, appraisal or physical inspection of any assets or liabilities of Augusta or its subsidiaries.  TD Securities is not an expert on, and did not render advice to Augusta regarding, and assumes no and disclaims all liability and obligation in respect of, legal, accounting, regulatory, permitting or tax matters.

The preparation of an opinion is a complex process and is not necessarily amenable to partial analysis or summary description.  TD Securities believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Opinion.  Accordingly, the Opinion should be read in its entirety.

Conclusion

Based upon and subject to the foregoing and such other matters that TD Securities considered relevant, TD Securities is of the opinion that, as of February 23, 2014, the Consideration offered to the Augusta Shareholders pursuant to the Offer is inadequate, from a financial point of view, to the Augusta Shareholders other than HudBay and its affiliates.

Yours very truly,

TD Securities Inc.